UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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HOOKER FURNITURE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 5, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Virginia Museum of Natural History at 21 Starling Avenue, Martinsville, Virginia, on Tuesday, June 5, 2012, at 2:00 p.m., for the following purposes:

▪	To elect as directors the seven nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;

▪	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2013;

▪	To cast an advisory vote to approve the Company’s executive compensation as disclosed in the attached proxy statement; and

▪	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on April 16, 2012 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that you may be certain that your shares are represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

                                                                  By Order of the Board of Directors,
                                                                              Robert W. Sherwood
                                                                                        Secretary

May 4, 2012

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 5, 2012

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 5, 2012, at 2:00 p.m., at the Virginia Museum of Natural History at 21 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 4, 2012 to all holders of record on April 16, 2012 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

▪	delivering a written notice to the Secretary of the Company;

▪	executing and delivering a later-dated proxy; or

▪	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on June 5, 2012:

The proxy statement and annual report to shareholders are available at:

http://tinyurl.com/hoftproxy2012 or http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25490

Voting Rights

On April 16, 2012, the record date for the Annual Meeting, there were 10,793,233 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the seven nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors.

Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm and the advisory vote on executive compensation, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted on a matter are not considered cast either for or against that matter and, therefore, will have no effect on the outcome of that matter.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted

▪	“FOR” the election of the director nominees listed on the proxy card;

▪	“FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2013;

▪	“FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

▪	In the discretion of the persons named in the proxies upon any other matter(s) that may come before the meeting or any adjournment of the meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, E. Larry Ryder, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Each director nominee has consented to being named as a nominee for election at the Annual Meeting. The Board of Directors of the Company presently consists of seven directors whose terms expire at the time of the 2012 Annual Meeting upon election of their successors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, the shares represented by those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Information regarding each nominee follows.

Paul B. Toms, Jr., 57, has been a director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 and also has served as President during most of that period until August 2011. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. His long tenure with the Company in senior and executive management roles and his position as the Company’s Chief Executive Officer make him uniquely qualified to serve as a director of the Company.

W. Christopher Beeler, Jr., 60, has been a director since 1993 and has served as lead director since April 2011. He is the Chairman and Director of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products, and served as Chairman, President and CEO of those companies from July 2000 until August 2011. He served on the board of directors and as a member of the audit committee of BB&T of Virginia (a wholly owned subsidiary of BB&T Corporation) from 1999-2006 and is a certified public accountant licensed in the Commonwealth of Virginia. Mr. Beeler is a member of the Audit committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Beeler’s executive experience, which encompasses traditional corporate management functions such as treasury and cash management, sales, information technology, manufacturing, distribution, human relations, as well as short-range and long-range planning, complements Mr. Toms’ experience and well qualifies him to serve as a director and as lead director of the Company.

John L. Gregory, III, 64, has been a director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and Audit Committee. The knowledge and experience Mr. Gregory has gained from his 24 years of experience as a director with the Company and his 39 years of experience as an attorney well qualify him to serve as a director of the Company.

E. Larry Ryder, 64, has been a director since February 1, 2011. Mr. Ryder retired as Executive Vice President – Finance and Administration and Chief Financial Officer of the Company in January 2011, with 34 years of experience in that and other senior management roles with the Company. His familiarity with the Company’s strategy, operations, personnel and prior board deliberations, along with his extensive knowledge of the home furnishings industry and the investment community, well qualify him to serve as a director of the Company.

Mark F. Schreiber, 70, has been a director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture, a subsidiary of Berkshire Hathaway. He held that position from 1995 until his retirement in 2003. Mr. Schreiber is a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. His executive experience with one of the nation’s largest furniture retailers provides valuable insight into an important segment of the Company’s customer base and well qualifies him to serve as a director of the Company.

David G. Sweet, 65, has been a director since 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation. He held that position from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Before 2000, Mr. Sweet held various management positions, including that of Assistant Corporate Treasurer, during his career with VF Corporation. Mr. Sweet is a member of the Audit Committee, the Compensation Committee and serves as Chairman of the Nominating and Corporate Governance Committee. His 26 years of senior management experience at VF Corporation, including his operations experience in supply chain management, product sourcing and distribution, well qualifies him to serve as a director of the Company.

Henry G. Williamson, Jr., 64, has been a director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of Williamson Media Corporation, which is involved in web-based commerce. Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. His executive management experience at a large publicly traded company, including his financial oversight responsibilities, and his extensive knowledge of finance and banking well qualify him to serve as a director of the Company.

CORPORATE GOVERNANCE

The Board of Directors is comprised of:

▪	the Chairman of the Board of Directors, who also serves as the Company’s Chief Executive Officer,

▪	the Company’s former Executive Vice President – Finance and Administration and Chief Financial Officer and

▪	five independent directors.

The Nominating and Corporate Governance Committee regularly reviews the appropriateness of the combined position of Chairman of the Board and principal executive officer. The Committee believes that it is in the best interests of the Company and its shareholders for the Board to continue to combine the roles of Chairman and Chief Executive Officer due to the depth of knowledge, experience and expertise of the Company’s current Chairman and Chief Executive Officer.  The Committee believes that combining these two roles creates a single focal point for Company leadership and projects a clear sense of direction to shareholders and employees within an industry that is in the midst of rapid change. The Committee will continue to regularly review the appropriateness of this combined role.

In early 2011, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, determined that it was in the best interests of the Company and its shareholders to designate a lead director. The Board’s independent directors designated W. Christopher Beeler as lead director for the 2011-2012 term of service, ratified by his election at the 2011 Annual Meeting.  The Board believes that having a lead director will, among other things, allow Mr. Toms to more freely focus on the Company’s strategy, business and operations, while preserving the benefits of having a single focal point for Company leadership in his current combined role of Chairman and Chief Executive Officer. Mr. Beeler’s duties will include presiding over executive sessions of the Company’s independent directors, facilitating information flow and communication among the directors and performing other duties as requested by the Board. Also upon the recommendation of the Nominating and Corporate Governance Committee, on June 7, 2011, the Board determined that it was in the best interests of the Company and its shareholders that all independent directors serve on all committees of the Board.  The Board believes that, based on the small size of the Board and the members’ history of working well together, this “Committees of the Whole” approach will be more efficient, since all independent directors will have input into committee actions and that the need for committee reporting at Board meetings will be greatly reduced.

The Board of Directors held seven meetings during the fiscal year ended January 29, 2012 (“fiscal 2012”). The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met five times, the Audit Committee met six times and the Nominating and Corporate Governance Committee met two times in fiscal 2012. Each incumbent director attended at least 75% of the total fiscal 2012 Board meetings and Committee meetings held during the period that he was a member of the Board or those Committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. The independent directors meet in executive session at each Board meeting at which only independent directors are present.  It is the Company’s policy that each of the directors is expected to attend the Company’s Annual Meetings. All of the Company’s directors attended the 2011 Annual Meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which consists of all of the Board’s independent directors; specifically, Messrs. Beeler, Gregory, Schreiber, Sweet (Chairman) and Williamson:

▪	identifies individuals qualified to become Board members;

▪	selects, or recommends that the Board select, nominees to the Board and each Committee;

▪	assists the Board with respect to corporate governance matters applicable to the Company; and

▪	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for:

▪	evaluating and making recommendations to the Board regarding the size and composition of the Board;

▪	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

▪	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Committee seeks candidates who:

▪	possess a reputation for adhering to the highest ethical standards and have demonstrated competence, integrity, and respect for others;

▪	have demonstrated excellence in leadership, judgment and character;

▪	have diverse business backgrounds, with a wide range of relevant education, skills and professional experience that will complement and enhance the Company’s business and strategy; and

▪	have the time to devote to Board and Committee service and are free of potential conflicts of interest.

While the Board has no formal policy regarding diversity, the Committee considers the diversity of the Board when identifying nominees for director. Such diversity may include a variety of different personal, business and professional experiences, as well as a variety of opinions, perspectives, backgrounds and other characteristics.

In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to re-nominate the director.

The Committee also facilitates the Board’s annual self-assessment and is responsible for recommending director compensation to the Board of Directors.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder for the 2013 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the procedures for the nomination of directors in the Company’s bylaws (including Article III, Section 3 of the bylaws) and is received at the Company’s principal executive offices on or before January 4, 2013. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:

▪	the name and address of the shareholder making the recommendation;

▪
a representation that the shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

▪
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

▪
information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the United States Securities and Exchange Commission (“SEC”), if the candidate were to be nominated by the Board of Directors;

▪	information concerning the director candidate’s independence as defined by applicable SEC rules and NASDAQ listing standards; and

▪	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee consists of all of the Board’s independent directors, and Mr. Gregory serves as its Chairman. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the Chief Financial Officer and each of the Company’s other executive officers. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com.  The charter delegates to the Committee a number of specific responsibilities for establishing, reviewing, approving, monitoring and administering executive compensation.  In addition, the charter requires that each member of the Compensation Committee be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each Committee member meet NASDAQ’s director independence requirements.  The Report of the Compensation Committee can be found on page 10.

The Committee has the authority, without any further approval from the Board, to retain advisers, as it deems appropriate, including compensation consultants.  In retaining an adviser, the Committee has sole authority to approve the adviser’s fees and other retention terms, and has the sole authority to terminate the adviser.

During fiscal 2012, the Committee engaged Mercer (US) Inc. (“Mercer”), an independent compensation consulting firm, to advise the Committee on compensation trends and to help the Committee develop a new compensation peer group and evaluate executive compensation. Mercer reported directly to the Chairman of the Committee, and the Committee approved the scope of Mercer’s work and fees.  Mercer participated in meetings with the Committee at its request, including executive sessions during which Company management was not present. In addition to compensation consulting, a division of Mercer, separate from its compensation consulting division, performed actuarial valuation services in connection with the Company’s Supplemental Retirement Income Plan (discussed below) during fiscal 2012. However, based on the Committee’s pre-engagement due-diligence procedures and the limited, administrative nature of the actuarial valuation services performed, the Committee determined that there was sufficient independence between the Mercer divisions to reasonably assure the objectivity of each.

The Committee typically meets four to five times each year.  During the 2012 fiscal year, it met five times.  The Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when the Committee considers their input relevant or necessary when evaluating compensation proposals.  A portion of each meeting is generally held in executive session, as the Committee deems appropriate.  The Chief Executive Officer and the Chief Financial Officer do not attend these executive sessions.  The Chairman reports the Committee’s decisions on executive compensation to the full Board and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of independent directors only.

The Chief Executive Officer makes recommendations to the Committee concerning compensation for the other executive officers of the Company.  Decisions regarding compensation for employees other than the executive officers are made by the Chief Executive Officer in consultation with other members of senior management.  Management assists the Committee in administering various elements of the Company’s executive compensation program.  The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting.

Audit Committee

The Audit Committee consists of all of the Board’s independent directors, and Mr. Williamson serves as its Chairman. The Committee:

▪	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

▪	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm;

▪	approves the appointment of the Company’s internal audit service provider, McGladrey; and

▪	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Audit Committee is independent as defined by applicable SEC rules and NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 9.

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose a “related party transaction” includes any transaction, arrangement or relationship involving the Company in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the SEC.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees and directors, including the principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.hookerfurniture.com.  Amendments of and waivers from the Company’s Code of Business Conduct and Ethics will be posted to the website when permitted by applicable SEC and NASDAQ rules and regulations.

The Role of the Board of Directors in Risk Oversight

The Board of Directors or an appropriate Committee of the Board of Directors provides oversight for Company-wide risk management and performs its oversight role in many different ways, including by:

▪	reviewing and approving the Company’s annual operating and capital budgets;

▪	reviewing the Company’s quarterly and year-to-date operating results and discussing those results with senior management;

▪	reviewing management’s quarterly risk assessment reports;

▪	reviewing internal reports regarding the Company’s internal control over financial reporting; and

▪	reviewing reports regarding the Company’s internal control over financial reporting from its independent registered public accounting firm.

The Audit Committee meets in executive session with the Company’s independent auditors to discuss topics related to the Company’s financial reporting and internal control. Additionally, the Nominating and Corporate Governance Committee and the Compensation Committee meet periodically to address governance and compensation issues, including compensation-related risks. The Committees have the authority to utilize outside advisors and experts when needed.

The Chairman and Chief Executive Officer’s membership on the Board gives the Board valuable insight into the Company’s operations and risks. Mr. Toms’ unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the risks the Company faces. The independent members of the Board also engage in discussions regarding risk management in executive session without the participation of the Chairman and Chief Executive Officer.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for recommending director compensation to the Board of Directors.  The non-employee director compensation arrangements discussed below were recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.  The following table sets forth non-employee director compensation paid for fiscal year 2012.

Non-Employee Director Compensation

Name	Cash Fees (1)	Stock Awards(2)	All Other Compensation(3)	Total
W. Christopher Beeler, Jr.	$41,500	$20,750	$1,961	$64,211

John L. Gregory, III	40,500	20,250	1,804	62,554

E. Larry Ryder	20,000	10,000	237	30,237

Mark F. Schreiber	36,500	18,250	1,777	56,527

David G. Sweet	39,500	19,750	1,813	61,063

Henry G. Williamson, Jr.	41,500	20,750	2,044	64,294

(1) Includes annual retainer fee, Committee membership fee, Committee chair fee and lead director fee paid to each director in June 2011, as described in greater detail below.
(2) These amounts are the aggregate grant date fair value of shares of restricted stock awarded to each non-employee director on June 10, 2011 under the Company’s Stock Incentive Plan (as amended and restated in 2010). Fair value is determined in accordance with stock-based compensation accounting standards (Topic 718 of the Accounting Standards Codification). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of assumptions used in calculating award values, refer to note 11 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2012, as filed with the SEC.
(3) This column shows the aggregate dividends paid to each non-employee director during the fiscal year ended January 29, 2012 with respect to his unvested shares of restricted stock. The non-employee directors held the following number of shares of unvested restricted stock as of January 29, 2012: W. Christopher Beeler, Jr., 4,232; John L. Gregory, III, 3,972; E. Larry Ryder, 1,017; Mark F. Schreiber, 3,798; David G. Sweet, 3,950; Henry G. Williamson, Jr., 4,352.

Non-employee directors are compensated based on their term of service, which typically begins with the election of directors at the Company’s Annual Meeting and which is referred to as a “service year.”

For the 2011-2012 service year, non-employee directors received the following cash fees, paid in June 2011:

•	an annual retainer of $20,000; plus

•	$8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation Committee and Nominating and Corporate Governance Committee; and

•	an additional $5,000, $4,000 and $3,000, for the Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively.

Mr. Beeler received an additional $5,000 for his service as lead director.

Non-employee directors also receive annual grants of restricted stock under the Company’s Stock Incentive Plan (as amended and restated in 2010, the “Stock Incentive Plan”). The number of shares of restricted stock awarded to each non-employee director is determined by dividing fifty percent of the total cash fees payable to that director for a service year by the fair market value of the Company’s Common Stock on the award date (the average of the high and low market price of the stock on the day prior to the grant date) and rounding to the nearest whole share. The restricted stock becomes fully vested, and the restrictions applicable to the restricted stock lapse, on:

•	the third anniversary of the grant date if the non-employee director remains on the Board to that date; or

•	if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s attainment of age 75, or a change in control of the Company.

Directors are reimbursed for reasonable expenses incurred in connection with attending Board and Committee meetings or performing their duties as directors. Mr. Toms receives no compensation for serving on the Board of Directors or for attending Board or Committee meetings other than reimbursement for expenses.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended January 29, 2012 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Rule 3526. The Committee has also considered whether the provision of non-audit related services by the independent registered public accounting firm is compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012 for filing with the SEC.

Henry G. Williamson, Jr., Chairman
W. Christopher Beeler, Jr.
John L. Gregory III
Mark F. Schreiber
David G. Sweet

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John L. Gregory, III, Chairman
W. Christopher Beeler, Jr.
Mark F. Schreiber
David G. Sweet
Henry G. Williamson, Jr.

Compensation Risk Assessment

As part of its oversight responsibilities, the Compensation Committee, with assistance from management, annually reviews the Company's compensation policies and practices for all employees to determine whether they are reasonably likely to present a material adverse risk to the Company. Their review includes, among other things, a consideration of the incentives that the Company’s compensation policies and practices create and factors that may affect the likelihood of excessive risk taking. Based on its most recent review, the Committee concluded that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board oversees the Company’s executive compensation program.  The Committee makes decisions regarding the compensation of the Company’s “named executive officers,” which typically consist of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company.  The named executive officers for fiscal 2012 are listed in the Summary Compensation Table on page 20.  The Committee also determines the compensation of the other executive officers of the Company.  More information concerning the composition of the Committee and its authority and responsibilities can be found under Compensation Committee on page 6.

Our Compensation Philosophy

A key objective of the Company’s executive compensation program is to attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders.  Another objective of the program is to motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.  The Committee also believes that having a stable executive management team is necessary to achieve the Company’s profitability objectives, particularly in light of the continued operating challenges that the current economic environment poses for the furniture industry.

Our Compensation Program

The Company’s executive compensation program employs several elements of compensation to achieve the objectives of its compensation philosophy. The primary elements of the program are base salary, an annual cash incentive, long-term incentives, and supplemental retirement and life insurance benefits.  The Company has also entered into employment agreements with certain executive officers under specific circumstances (as discussed further below).  These elements are structured to compensate executives over three separate timeframes:

▪
Annual compensation.  Base salaries are set for each calendar year based on Company performance and the individual executive’s performance during preceding calendar years.  The annual cash incentive is determined based on the Company’s financial performance during the current fiscal year.

▪
Longer-term compensation.  Long-term incentives are designed to reward executives if the Company achieves specific performance goals or growth in shareholder value over multi-year periods.  The amounts payable to executives under performance incentives vary based on the extent to which the specified goals are achieved or surpassed or the extent to which the value of the Company’s stock has increased over time.  Examples of long-term incentives include performance awards and restricted stock units.

▪
Full career and time-specific compensation.  Supplemental retirement and life insurance benefits are linked to an executive’s continued employment with the Company to a specified age.  Employment agreements and time-based restricted stock units are designed primarily to retain the covered executives for a minimum defined period of time.

The Committee believes that the objectives of the Company’s executive compensation program can be best attained by structuring the program to provide compensation over these separate timeframes.  For example, the Committee views annual and longer-term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders.  In addition, the Committee believes that compensation tied to service over a full career or a specific period helps to promote executive retention and thereby maintain a stable management team.

Fiscal Year 2012 Financial Highlights

The following are selected highlights of the Company’s results for fiscal 2012 compared to fiscal 2011:

▪	Net sales increased by $7.1 million, or 3.3%, to $222.5 million:

o	Casegoods net sales increased $4.8 million, or 3.3%, to $147.9 million; and

o	Upholstery net sales increased $2.3 million, or 3.2%, to $74.6 million.

▪	Gross profit increased by $2.0 million, or 4.2%, to $48.9 million, but remained essentially flat as a percentage of net sales, due primarily to:

o
Improved margins at the Company’s upholstery segment, primarily as a result of cost reduction efforts and higher fabric upholstery selling prices, partially offset by increased raw material costs and a casualty loss expense of $181,000 related to a sprinkler malfunction at one of the Company’s warehouses during fiscal 2012; and

o	Increased casegoods segment product discounting to reduce excess inventory, partially offset by lower freight costs on imported products.

▪	Selling and administrative expenses decreased by $647,000, or (1.6)%, to $40.4 million, primarily as a result of:

o	lower salary costs, lower advertising and sample expense, lower depreciation expense and lower bad debt expense;

o
partially offset by increased sales and design commissions, due to higher sales, a charge to write-off a note receivable and a charge to write down leasehold improvements related to the relocation, consolidation and renovation of our showroom space at the International Home Furnishings Center.

▪
Operating income increased by $2.6 million, or 64.3%, to $6.7 million, or 3.0% of net sales, due to the improvements mentioned above, and despite a $1.8 million pretax ($1.1 million after tax, or $0.10 per share) write-down of the Company’s Bradington-Young trade name.

▪	Net income increased by $1.8 million, or 56.1%, to $5.1 million, and earnings per share increased by $0.17 to $0.47 per share.

Fiscal Year 2012 Compensation Highlights

▪
Base salary – Mr. Toms received a base salary increase based on recommendations from the Company’s compensation consultant. Messrs. Cole and Delgatti each received base salary increases during fiscal 2012 due to his respective promotion and increased responsibilities.

▪
Annual cash incentive – The Company’s casegoods division exceeded 85% of the fiscal 2012 operating income target set by the Compensation Committee. Consequently, Mr. Harm received an annual cash incentive of $59,942. No other named executive officer received an annual cash incentive for fiscal 2012, because the Company did not achieve at least 70% of the consolidated operating income target set by the Committee for fiscal 2012.

▪	Life Insurance Benefits – The Compensation Committee approved an increase in life insurance benefits for Mr. Toms.

▪
Employment agreements – The Compensation Committee approved an employment agreement for Mr. Delgatti upon his promotion to President-Hooker Upholstery, with an initial annual base salary of $250,000, a lump sum cash payment of $75,000 after signing, the right to receive an additional $75,000 lump sum cash payment if Mr. Delgatti remains continuously employed by the Company until March 2013 and a $100,000 three-year service-based restricted stock unit grant.

Process for Determining Executive Compensation

The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities and determines long-term incentive compensation and other benefits for the Company’s executive officers.  The Committee follows the processes and considers the information discussed below in setting executive compensation.

Competitive Pay Data

As further discussed under Compensation Committee on page 6, the Committee has, from time to time, retained a compensation consulting firm to provide data concerning compensation levels and practices of companies (the “peer group”) with similar characteristics to those of the Company, both within and outside of the home furnishings industry. The Committee does not tie compensation for its executive officers to any particular level or target based on this comparable compensation data. Instead, the Committee considers this pay comparability data as one of many factors when determining the appropriateness of individual elements of compensation, as well as the total compensation, payable to the Company’s executive officers.

The peer group compensation data provided by the compensation consultant is drawn from proxy statement data and published compensation surveys for companies in the casegoods and upholstered household furniture industry, as well as companies that are substantially similar to the Company in size and type of business, annual revenue levels and market capitalization. The Committee periodically monitors the composition of the peer group to confirm that it is comprised of companies that are close to the Company’s size and market capitalization.

In 2012, the Compensation Committee retained Mercer, an executive compensation consulting firm, to review the Company’s executive compensation programs and to evaluate the peer group that the Compensation Committee had used in prior fiscal years. Mercer recommended that the Committee adopt a slightly larger peer group consisting of companies similar to Hooker Furniture in terms of industry (companies in the furniture/household durables/consumer discretionary markets) and size (companies with annual revenue and market capitalization of approximately 50% to 200% of the Company’s annual revenue and market capitalization). The recommended peer group, which the Committee used for fiscal 2012, consisted of the following companies:

▪	American Biltrite, Inc.

▪	American Woodmark Corporation

▪	Bassett Furniture Industries, Inc.

▪	Chromcraft Revington, Inc.

▪	Culp, Inc.

▪	Dixie Group, Inc.

▪	Flexsteel Industries, Inc.

▪	Kid Brands, Inc.

▪	Nautilus, Inc.

▪	Stanley Furniture, Inc.

▪	Steinway Musical Instruments, Inc.

▪	Summer Infant, Inc.

▪	Trex Company, Inc.

▪	Virco Manufacturing Corporation

Company Performance

Each year the Committee considers which financial performance measures to use in setting annual and longer-term incentive compensation for the executive officers.  The Committee has, at various times, linked annual cash incentives to the Company’s attainment of specific levels of operating income, pretax income and net income. Longer term incentives typically have been linked to achievement of a different set of performance measures, such as earnings per share and average annual return on equity for performance grants made during fiscal 2011. In early fiscal 2013, the Committee approved performance grants tied to growth in the Company’s earnings per share (EPS), both in absolute terms and relative to EPS growth for the peer group companies.

The Committee generally selects performance measures for incentive compensation that correspond to financial measures used by management in making day-to-day operating decisions and in setting strategic goals. In addition, these types of measures are used by the Board in evaluating Company performance.  The Committee generally consults with the Chief Executive Officer and other senior executives, as well as the Committee’s independent compensation consultant, before setting performance levels for annual and longer-term incentive compensation.

Individual Performance

The Committee annually assesses the individual performance of each executive officer.  Individual performance is considered by the Committee when setting an executive officer’s base salary and when determining the potential annual cash incentive payable to each executive officer.  Each executive’s performance is measured against specific personal objectives that were established early in the prior year. The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee.  Other executive officers establish their individual objectives in consultation with the Chief Executive Officer.  These objectives may include both subjective and quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.

The Committee’s assessment of each executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer and a review of Company performance.  The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual spheres of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program.  Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program.

Shareholder Say-on-Pay Vote

At the 2011 Annual Meeting, shareholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.  This is referred to as a “say-on-pay” proposal. Approximately 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this vote result reflects general approval of the Company’s approach to executive compensation.  Therefore, the Committee did not make any significant changes in the structure of the Company’s executive compensation program in response to the 2011 say-on-pay vote.  The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our named executive officers.

The Board of Directors has determined that the Company’s shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the Company’s shareholders at the 2011 Annual Meeting. Accordingly, at the 2012 Annual Meeting, shareholders will again have the opportunity to indicate their views on the compensation of the Company’s named executive officers by an advisory “say-on-pay” vote.  The Board recommends that you vote FOR Proposal Three at the 2012 Annual Meeting.  For more information, see “PROPOSAL THREE — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION” on page 32 in this proxy statement.

Executive Compensation Decisions for Fiscal 2012

For the 2012 fiscal year, the primary elements of compensation for the named executive officers were:

▪	base salary (set on a calendar year basis),

▪	an annual cash incentive opportunity (based on the Company’s fiscal year financial performance),

▪	supplemental retirement benefits for three of the named executive officers,

▪	life insurance benefits for two of the named executive officers, and

▪	an employment agreement and a restricted stock unit grant for a new named executive officer.

Base Salary

The Committee reviewed and approved base salaries for each named executive officer during the first quarter of fiscal 2012. Management recommended to the Committee that the 2011 calendar year base salaries for each named executive officer be maintained at the same levels as in effect for 2010. The Committee reviewed the proposal and discussed with Mercer the general reasonableness of the proposed salary levels. Mercer evaluated the reasonableness of the proposed base salary levels based on how they compared to the overall range of salaries for executives in similar positions with companies in the peer group.  Mercer advised the Committee that average executive pay levels were lower than the 50th percentile for the peer group, despite having better performance compared to the peer group. Messrs. Toms’ and Huckfeldt’s compensation was below the 25th percentile for all targeted compensation components, while total compensation for the other named executive officers approximated the 50th percentile for total compensation. The Committee noted that Mr. Huckfeldt was recently promoted to Chief Financial Officer and while his salary was low compared to the Company’s peer group, it was expected to increase with time and experience. The Committee determined that it would be appropriate to maintain the named executive officers’ base salaries at 2010 levels, except for Mr. Toms. Given the Company’s performance relative to its peers during fiscal 2008 through fiscal 2010 and the fact that Mr. Toms has held the role of Chairman and CEO for over a decade, the Committee felt that Mr. Toms’ base salary was inappropriately low. Consequently, the Committee determined that it would be appropriate to increase his annual base salary by $51,000 to $360,000.

Annual Cash Incentive

In the first quarter of fiscal 2012, the Committee approved an annual cash incentive under which the named executive officers were entitled to receive a payment, expressed as a percentage of their calendar year 2011 base salary, if the Company obtained 80% or more of its fiscal 2012 consolidated net income target. No cash bonus was payable unless the Company reached at least 80% of the consolidated net income target and a maximum cash bonus was to be paid if the Company reached 120% or more of target consolidated net income.

In September 2011, the Compensation Committee adopted new performance metrics and revised the performance thresholds and participation rates for its annual cash incentive for fiscal 2012 based on a comprehensive review of the Company’s compensation policies and practices with Mercer, the Committee’s independent compensation consultant. The Committee selected operating income as the new performance metric for the annual cash incentive for fiscal 2012, primarily to align the Company’s executive and non-executive bonus plans, by using the same performance metric for both plans, and for administrative simplicity.

Under the revised plan for the executive officers listed in the table below:

•	the performance metric was changed to the Company’s target consolidated operating income;

•	the performance threshold range was expanded to 70% to 150% of target consolidated operating income; and

•	the annual cash incentive potential rates for the individual executive officers were revised.

The annual cash incentive potential, expressed as a percentage of 2011 calendar year annual base salary, for each of the following executive officers was as follows:

	If the Company Attained:
	70% of Target Operating Income	85% of Target Operating Income	100% of Target Operating Income	125% of Target Operating Income	150% of Target Operating Income
Paul B. Toms, Jr.	25%	37.5%	50%	66.5%	83.5%
Paul A. Huckfeldt	20%	30%	40%	53.2%	66.8%
Alan D. Cole	25%	37.5%	50%	66.5%	83.5%
Michael W. Delgatti, Jr.	17.5%	26.3%	35%	46.6%	58.5%
Arthur G. Raymond, Jr.	17.5%	26.3%	35%	46.6%	58.5%

Since Mr. Harm works exclusively with the Company’s casegoods division, his annual incentive was based on the Company’s casegoods division attaining 70% or more of its fiscal 2012 operating income target. Mr. Harm’s annual cash incentive potential, expressed as a percentage of his 2011 calendar year annual base salary, was as follows:

	If the Company’s Casegoods Division Attained:
	70% of Target Operating Income	85% of Target Operating Income	100% of Target Operating Income	125% of Target Operating Income	150% of Target Operating Income
Raymond T. Harm	15%	22.5%	30%	39.9%	50.1%

The operating income targets for the 2012 fiscal year were set at $12.9 million on a consolidated basis and $10.7 million for the casegoods division. The operating income targets had previously been approved by the Board in consultation with management, and after considering the Company’s profit potential, the impact of the recession on the Company and the home furnishings industry as a whole and the likelihood of a near-term economic recovery. Based on these factors, the Committee concluded that the target and threshold levels were appropriate to incent executive officers to attain the desired level of performance for fiscal 2012. The Company’s consolidated operating income did not exceed the minimum threshold set by the Committee for fiscal 2012. As a result, Messrs. Toms, Huckfeldt, Cole, Raymond and Delgatti did not earn an annual cash incentive. The Company’s casegoods division exceeded 85% of its operating income target for fiscal 2012. As a result, Mr. Harm received an annual cash incentive payment of $59,942.

The Committee has chosen consolidated net income as the performance metric for the annual cash incentive for fiscal 2013 for the Company’s executive officers. After further evaluating other components of the Company’s executive compensation plans, the Committee determined later in the 2012 fiscal year that net income was a more exact measure of financial performance for senior management. Despite the benefits of using a single performance metric for all executive and non-executive employees, the Committee concluded it was in the best interests of the Company and its shareholders to use net income as the performance metric for the annual cash incentive for senior management. The Committee believes that items included in net income, such as income tax expense, discontinued operations, interest expense and other income and expense, reflect upon the appropriateness of management decision making and therefore should be included when measuring senior management performance.

Supplemental Retirement and Life Insurance Benefits

Messrs. Toms, Huckfeldt and Harm, and certain other officers and managers participate in the Company’s Supplemental Retirement Income Plan (“SRIP”).  The SRIP is an unfunded plan that provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s average total cash compensation for the 60 consecutive month period preceding his termination of employment (referred to as his “Final Average Earnings”).  Messrs. Toms, Harm and Huckfeldt are each eligible to receive a monthly benefit equal to 50%, 40% and 25%, respectively, of his Final Average Earnings. The benefit is paid for 15 years following the executive’s retirement.  As a general matter, an executive is not entitled to receive any benefit under the SRIP unless he remains continuously employed with the Company to age 60.  At age 60, the executive becomes vested in 75% of his SRIP benefits and in 5% increments each following year until he becomes 100% vested at age 65, assuming the executive remains continuously employed to those dates.

The objective of the SRIP is to create incentives for covered executives to remain employed with the Company over the balance of their careers and to balance short-term and long-term decision making, thereby enhancing the stability of the management team and allowing for predictability in succession planning.

Each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company.  The Committee believes that this provision further enhances retention by providing assurance to executives that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control.  The amounts to which participating named executive officers would be entitled thus far under the SRIP and additional information concerning the SRIP can be found in the Pension Benefits table on page 24 and Potential Payments upon Termination or Change in Control on page 24.

The Company also maintains an executive life insurance program for the Messrs. Toms and Harm and for certain other officers.  Like the SRIP, the life insurance program is designed to retain executives through their careers by providing life insurance coverage until they reach age 65, allowing for stability in management and predictability in succession planning.  The death benefit is $1.5 million ($4.5 million for Mr. Toms) if the executive dies on or before his 60th birthday. The death benefit is $1 million ($2 million for Mr. Toms) if the executive dies after his 60th birthday but on or before his 65th birthday. The executive may designate the beneficiary to whom the death benefit would be paid.  This coverage terminates immediately once the executive reaches age 65 or if the executive leaves the Company for any reason, other than death, before reaching age 65.

The Compensation Committee increased Mr. Toms’ life insurance benefits during fiscal 2012. Prior to the change, Mr. Toms’ death benefit was $2.5 million and $1.0 million if had he died on or before his 60th or 65th birthday, respectively. In making these changes, the Company restructured the underlying policies and on an annual basis the additional insurance cost to the company is approximately $1,000. The Committee believed the increase was appropriate in the context of Mr. Toms’ overall compensation, particularly in light of the fact that Mr. Toms’ total compensation has been lower than the peer group despite the Company performing better than its peer group.

Messrs. Cole, Raymond and Delgatti do not participate in the SRIP plan, but are instead provided other retention incentives under their respective employment agreements that are tailored to their specific employment circumstances.

Restricted Stock Award

During fiscal 2012, the Company did not grant any long-term incentives to the named executive officers, other than Mr. Delgatti, who received a $100,000 three-year service-based restricted stock unit grant in connection with his promotion to President – Hooker Upholstery.  Consistent with the Company’s compensation philosophy of rewarding executives for increasing shareholder value over multi-year service periods, Mr. Delgatti’s restricted stock units will vest and become payable if he remains continuously employed with the Company until September 7, 2014, the three-year anniversary of the grant date (with earlier vesting upon his death or disability).  The dollar amount of the restricted stock unit award was agreed between the Company and Mr. Delgatti, and approved by the Committee, when negotiating the terms of Mr. Delgatti’s promotion to President – Hooker Upholstery.

Long-Term Incentives

At the beginning of the Company’s 2013 fiscal year, the Committee granted two types of long-term incentive awards for each named executive officer.  The awards were designed to more directly link executive compensation to growth in value of the Company and to further enhance existing retention incentives under the Company’s executive compensation program. The first award was a performance grant that entitles the executive to receive a payment at the end of a three-year performance period based on the extent to which the Company achieves performance targets based on growth in the Company’s earnings per share (EPS) over the performance period and how its EPS growth over the performance period compares to that of the peer companies described above.  The executive officer also must remain continuously employed with the Company through the end of the three-year performance period to be eligible for a payment (subject to limited exceptions).  The Committee also awarded to each named executive officer (other than Mr. Toms) restricted stock units that will vest if the executive remains continuously employed with the Company until the three-year anniversary of the grant in 2015 (subject to limited exceptions).  The awards may be paid in shares of company stock, cash or a combination of both, as determined by the Committee in its discretion.

Employment Agreements

Generally, the Company has not entered employment agreements with its executives.  However, the Committee recognizes that in certain circumstances employment agreements may help the Company achieve the objectives of its compensation program and its other business goals.  Therefore, the Committee assesses on a case-by-case basis whether it may be appropriate to enter into employment or separation agreements with executive officers.

The Company entered into an employment agreement with Mr. Delgatti during fiscal 2012 upon his promotion to President–Hooker Upholstery. The decision to enter into the employment agreement with Mr. Delgatti was motivated by the desire to retain him for a minimum specified period because of his expertise in the upholstered furniture segment of the home furnishings industry. The employment agreement provides Mr. Delgatti an initial annual base salary of $250,000, a lump sum cash payment of $75,000 after signing, the right to receive an additional $75,000 lump sum cash payment if he remains continuously employed with the Company until March 2013 and a $100,000 three-year service-based restricted stock unit grant.

For additional discussion of employment agreements with certain named executive officers, see “Employment Agreements and Other Employment Terms” on page 22.

Other Benefits

The Company maintains a tax-qualified 401(k) savings plan for all of its eligible employees, including the named executive officers.  The plan provides for Company matching contributions, which are fully vested upon contribution.  The Company’s other benefit plans include health care, dental and vision insurance, group life insurance, disability insurance and tuition assistance. The named executive officers participate in these plans on the same basis as other eligible employees.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the next three highest paid executive officers (not including the Company’s principal financial officer) unless this compensation qualifies as “performance-based.”  Amounts payable under the long-term incentive grants that the Committee awarded in fiscal 2011 and early in fiscal 2013 should qualify as performance-based.  The Company expects that other awards that the Committee may make in the future under the Stock Incentive Plan will also qualify as performance-based.  However, the Committee is not precluded from making payments or granting awards to retain and motivate key executives that do not qualify for tax deductibility.

Management of Executive Compensation-Related Risk

The Company’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives.  The Committee considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value.  In order to address this potential risk, the Committee annually reviews the risk characteristics of the Company’s executive compensation programs generally and considers methods for mitigating such risk.  The Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate such risk:

▪	the Committee has the authority to reduce long-term incentive plan awards or pay no award at all;

▪	long-term incentive awards have been performance-based, which aligns compensation with shareholder value;

▪	overall compensation is balanced between fixed and variable pay, and variable pay is linked to both annual performance and performance over multi-year periods;

▪
SRIP benefit payments are paid directly from then current earnings over a relatively long period of time following an executive’s retirement. Since SRIP benefits are in effect unfunded promises of the Company, the SRIP provides an incentive for the participating executives to consider long-term risks to the financial condition of the Company when making decisions about the Company’s strategy and to pursue strategies that are consistent with the long-term sustainability of the Company and its business;

▪
the multi-year cliff-vesting features of restricted stock units promote long-term retention, help to mitigate inappropriate short-term risk taking and help to align management and shareholder interests;

▪	profitability goals, which serve as inputs for variable annual and long term incentive compensation, are not unduly aggressive;

▪	the fiscal 2011 long-term incentive awards were based on cumulative earnings per share and average return on equity, thereby balancing both income generation and cost controls;

▪	a consistent compensation philosophy is applied year-over-year and does not change significantly with short-term changes in business conditions;

▪
open dialogue among management, the Committee and the Board regarding executive compensation policies and practices and the appropriate incentives to use in achieving short-term and long-term performance targets; and

▪	other general risk mitigating factors, including:

o	quarterly reviews of the Company’s results of operations and financial condition;

o	review of management’s periodic risk assessment report;

o	review of management’s compensation risk report;

o	quarterly executive sessions at all committee meetings, including executive session with the Company’s independent auditor; and

o	a fairly flat organizational structure, which promotes knowledge sharing and risk awareness by members of senior management.

Other Policies and Practices

The Committee has adopted certain guidelines for administering the annual incentive program.  Generally, an executive must remain employed to the last day of the fiscal year to be eligible to receive a payment under the program.  However, executives who terminate employment during the last quarter of the fiscal year due to death or disability or who have attained age 55 and completed 10 years of service, are entitled to receive the same payment that they would have been paid under the program had they remained employed to the end of the fiscal year.  Executives who meet either of these requirements and who terminate employment in the second or third quarter of the fiscal year are entitled to receive 50% or 75%, respectively, of what they would have been paid had they remained employed to the end of the fiscal year.  The guidelines establish procedures for the Committee to review and approve bonus determinations after the Chief Executive Officer and Chief Financial Officer confirm whether the performance threshold for the fiscal year has been achieved and whether any other conditions under the program have been met for that fiscal year.

The Committee has not adopted stock ownership requirements or guidelines because executives traditionally had a substantial portion of their retirement benefits invested in Company stock through the Company’s former Employee Stock Ownership Plan. Additionally, the Committee has generally not awarded stock-based compensation outside of that plan and, through fiscal 2012, the Company’s long-term incentive awards have not resulted in shares of Company stock being issued to its executive officers.  The Committee approved restricted share units and performance grants for executive officers in early fiscal 2013, which may be paid in shares of Company common stock, cash or both if the applicable service and performance requirements are met. The Committee may consider adopting a stock ownership policy in the future if these, or other long-term incentive awards, result in Company stock being issued to executive officers.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the three fiscal years ended January 29, 2012 of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compen-sation ($)(4)	Total ($)
Paul B. Toms, Jr., Chairman and CEO	2012 2011 2010	$357,365 315,274 309,325			$259,833	(5)		$240,366 192,445 113,954	$58,288 57,641 37,899	$656,019 825,193 461,178

Paul A. Huckfeldt, VP Fin. and Admin. and CFO(6)	2012	178,373						37,601	6,809	222,783

Alan D. Cole, President-Hooker Furniture	2012 2011 2010	309,103 300,000 300,000			216,000	(5)			5,621 5,621 5,621	314,724 521,621 305,621

Michael W. Delgatti, Jr., President-Hooker Upholstery(7)	2012	240,462	75,000	(8)	87,716	(9)			8,509	411,687

Arthur G. Raymond, Jr., SVP-Casegoods Operations(10)	2012 2011	250,001 250,001			150,000	(5)	8,042		9,364 5,616	259,365 413,659

Raymond T. Harm, SVP-Sales	2012 2011 2010	227,065 227,065 227,065			133,668	(5)	59,942 8,042	187,848 92,112 144,909	37,307 37,012 42,202	512,162 497,899 414,176

(1)
Amounts shown represent base salary paid during the fiscal year. Annual base salary adjustments generally become effective at the beginning of each calendar year and do not coincide with the beginning of a fiscal year.

(2)
This column shows amounts earned under annual cash incentives. For more information regarding the terms of the annual cash incentives for fiscal 2012, see Compensation Discussion and Analysis at page 10.

(3)
This column shows the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”) at the earliest full benefit retirement age.  During the 2012 fiscal year, due to changes in compensation and a decrease in the applicable discount rate, each of the participating named executive officers experienced an increase in the present value of his accumulated SRIP benefit. None of the named executive officers received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis.  The following chart shows the present value increase by participant for fiscal 2012:

Name	Fiscal 2011 Value	Fiscal 2012 Value	Increase in SRIP Value
Paul B. Toms, Jr.	$598,205	$838,572	$240,366
Paul A. Huckfeldt	47,968	85,569	37,601
Raymond T. Harm	647,920	835,767	187,848

Messrs. Cole, Raymond and Delgatti do not participate in the SRIP.

(4)
All Other Compensation for fiscal 2012 includes premiums paid by the Company for life insurance policies that support each executive’s benefit under the executive life insurance program (“ELIP”), amounts reimbursed for disability income insurance premiums and matching contributions to the Company’s 401(k) plan.

Name	ELIP	Disability Income Insurance Premium Reimbursement	401(k) Match	Total
Paul B. Toms, Jr.	$48,904	$809	$8,575	$58,288
Paul A Huckfeldt	-	547	6,262	6,809
Alan D. Cole	-	809	4,813	5,621
Michael W. Delgatti, Jr.	-	809	7,700	8,509
Arthur G. Raymond, Jr.	-	809	8,556	9,364
Raymond T. Harm	28,124	809	8,375	37,307

Messrs. Huckfeldt, Cole, Delgatti and Raymond do not participate in the ELIP.

(5)
This amount is the aggregate grant date fair value of two-year and three-year performance grants that were awarded during the 2011 fiscal year to Messrs. Toms, Cole, Raymond and Harm. These amounts do not necessarily correspond to the actual amount that may be received by each named executive officer, if any. The two-year performance grant expired on January 29, 2012 without payment because the Company did not meet the minimum performance thresholds for the performance period. The value of the awards was determined in accordance with stock-based compensation accounting standards (FASB ASC Topic 718). The amounts shown were computed assuming that the probable level of performance would be achieved (50% of the target performance levels for the two-year grant and 70% of the target levels for the three-year grant), and excluded the impact of estimated forfeitures related to service-based vesting conditions. For more information concerning the three-year performance grant, refer to Outstanding Equity Awards at Fiscal Year-End on page 23.  For additional information concerning the calculation of performance grant values, refer to note 11 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012, as filed with the SEC.

(6)	Mr. Huckfeldt became the Company’s Chief Financial Officer during fiscal 2012.

(7)	Mr. Delgatti became President-Hooker Upholstery during fiscal 2012.

(8)	Represents a lump-sum payment made to Mr. Delgatti in connection with his promotion to President-Hooker Upholstery in fiscal 2012.

(9)
This amount is the grant date fair value, determined in accordance with FASB ASC Topic 718, of the 10,684 restricted stock units that were awarded to Mr. Delgatti in fiscal 2012 in connection with his promotion to President – Hooker Upholstery. For more information regarding the restricted stock units, refer to the Grants of Plan-Based Awards table immediately below. For more information regarding the calculation of restricted stock unit values, refer to note 11 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012, as filed with the SEC.

(10)	Mr. Raymond became Senior Vice President-Casegoods Operations during fiscal 2011.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during fiscal 2012:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Michael W. Delgatti, Jr.	9/7/11	10,684	$87,716

Mr. Delgatti was awarded 10,684 restricted stock units upon his promotion to President-Hooker Upholstery on September 7, 2011. The number of restricted stock units was determined by dividing $100,000, the dollar amount for the award agreed to in Mr. Delgatti’s employment agreement, by the closing price of the Company’s common stock on the grant date. Each restricted stock unit entitles Mr. Delgatti to one share of our common stock if he remains continuously employed with the Company until the three-year anniversary of the grant (subject to limited exceptions). In addition, all of Mr. Delgatti’s restricted stock units will vest if he dies or ceases to be employed with the Company as a result of disability before the vesting date. The grant date fair value of each restricted stock unit is based on the market price of our common stock on the grant date, reduced by the present value of the dividends expected to be paid on a share of our common stock during the service period, discounted at the appropriate risk-free rate. For more information concerning the calculation of performance grant fair values, refer to note 11 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012, as filed with the SEC.

Employment Agreements and Other Employment Terms

The Company entered into an employment agreement with Mr. Delgatti during fiscal 2012 when he became President-Hooker Upholstery. The agreement provides for an initial annual base salary of $250,000, a lump sum cash payment of $75,000 after signing, the right to receive an additional lump sum cash payment of $75,000 if Mr. Delgatti remains continuously employed with the Company until March 2013 and a $100,000 restricted stock units grant that will vest if Mr. Delgatti remains continuously employed with the Company until September 7, 2014, the three-year anniversary of the grant date (with earlier vesting upon his death or disability). The agreement also provides for an annual bonus opportunity and long-term incentive awards similar to those awarded to other management employees having similar salaries and levels of responsibility as determined by the Compensation Committee in its sole discretion, as well as certain other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to these provisions, as well as provisions addressing payments to be made to Mr. Delgatti upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-disparagement of the Company, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company. For additional discussion regarding the terms of Mr. Delgatti’s agreement, see Compensation Discussion and Analysis, which begins on page 10 and Potential Payments upon Termination or Change in Control, which begins on page 24.

The Company entered into a three-year employment agreement with Mr. Raymond during fiscal 2011 when he became Senior Vice-President - Casegoods Operations. The agreement provides for an annual base salary of $250,000, an annual bonus opportunity determined by the Chief Executive Officer, subject to prior approval by the Compensation Committee, grants of incentive awards under the Company’s Stock Incentive Plan as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, as well as certain other benefits as provided or made available under the Company’s benefit plans or management compensation policies. In addition to these provisions, as well as provisions addressing payments to be made to Mr. Raymond upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees of the Company and its affiliates. For additional discussion regarding the terms of Mr. Raymond’s agreement, see Potential Payments upon Termination or Change in Control, which begins on page 24.

The term of Mr. Cole’s employment agreement ended in July 2010. However, under that agreement Mr. Cole is still entitled to receive payments upon termination of his employment without cause. If Mr. Cole is terminated without cause he would receive, while living, his then current salary for 12 months. The agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company and non-solicitation of customers, vendors, suppliers and employees that continue after the term of the agreement. For additional discussion regarding Mr. Cole’s agreement see Potential Payments upon Termination or Change in Control, which begins on page 24.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards, which consist of performance grants and restricted stock units, held by the named executive officers at fiscal year-end.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul B. Toms, Jr.	4/30/10(2) 4/30/10(3)				216,528 216,528
Alan D. Cole	4/30/10(2) 4/30/10(3)				180,000 180,000
Arthur G. Raymond, Jr.	4/30/10(2) 4/30/10(3)				125,000 125,000
Michael W. Delgatti, Jr.	9/7/11(4)	10,684	130,665	(5)
Raymond T. Harm	4/30/10(2) 4/30/10(3)				111,390 111,390

(1)
Performance grants are denominated as a percentage of the named executive officer’s base salary as of January 1, 2011 for the grants awarded April 30, 2010, and are not expressed as a number of shares, units or other rights.  Outstanding performance grants entitle the named executive officer to receive a payment equal to a “target amount,” increased or decreased by a percentage based on the Company’s cumulative earnings per share (“EPS”) and average annual return on equity (“ROE”) for a specified performance period.  Each participant’s target amount was expressed as a percentage of the executive’s base salary for the calendar year in which the grant was made.  Awards will vest on a prorated basis upon death or termination due to disability, if the Company meets its performance targets. The performance grants become fully vested without regard to the Company’s performance if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer terminates his employment for good reason during the year following a change in control. For additional discussion regarding the performance grants, refer to footnote 5 of the Summary Compensation Table on page 20.The amounts reflected in this column represent the amounts payable under each performance grant if the threshold level of performance is met for the performance goals for that performance grant.

(2)	These grants expired without payment on January 29, 2012 because the minimum performance thresholds were not achieved.

(3)
100% vests on February 3, 2013 if the Company meets its minimum performance thresholds, prorated vesting upon death or termination due to disability, contingent upon Company meeting its performance targets. 100% vests without regard to performance if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer terminates his employment for good reason during the year following a change in control.

(4)
All of Mr. Delgatti’s restricted stock units will vest on September 7, 2014 if he remains continuously employed with the Company through that date. In addition, all of Mr. Delgatti’s restricted stock units will vest if he dies or ceases to be employed with the Company as a result of disability before the vesting date.

(5)	Market value of Mr. Delgatti’s restricted stock units based on the closing market price of the Company’s common stock at the end of the last completed fiscal year.

Pension Benefits

The following table sets forth information concerning benefits provided for Messrs. Toms, Huckfeldt and Harm under the Company’s Supplemental Retirement Income Plan (“SRIP”). Messrs. Cole, Raymond and Delgatti do not participate in the SRIP:

Name	Plan Name	Present Value of Accumulated Benefit ($)(1)
Paul B. Toms, Jr.	SRIP	$838,572
Paul A. Huckfeldt	SRIP	85,569
Raymond T. Harm	SRIP	835,767
(1) Assumes a discount rate of 4.0%, based on the Moody’s Composite Bond Rate as of January 31, 2012 (rounded to the nearest 25 basis points).

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s final average monthly compensation (50% for Mr. Toms, 40% for Mr. Harm and 25% for Mr. Huckfeldt), payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any annual bonuses paid to the executive during the five-year period before his termination of employment with the Company.

An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. Mr. Harm, age 62, is the only named executive officer who was vested in any portion of his benefit under the SRIP during the 2012 fiscal year. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as discussed under Potential Payments upon Termination or Change in Control, below). Additional information regarding the SRIP can be found under Compensation Discussion and Analysis beginning on page 10.

Potential Payments upon Termination or Change in Control

Supplemental Retirement Income Plan

Upon a change in control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of his entire plan benefit in a lump sum payment. A “change in control” includes, subject to certain exceptions:

▪	acquisition, other than from the Company, of 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock; or

▪
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The benefits payable under the SRIP are described further under Pension Benefits above.

The following table provides the estimated lump sum payment each participating named executive officer would have received under the SRIP if a change in control had occurred on the last day of fiscal 2012.

Name	Change in Control – SRIP (1)
Paul B. Toms, Jr.	$1,835,237
Paul A. Huckfeldt	276,339
Raymond T. Harm	1,222,840
(1) Calculated based on historical average salary and bonus amounts for the five-year period ended January 29, 2012 and assuming a discount rate equal to 120% of the short-term (0.23%), mid-term (1.40%) or long-term (3.13%) applicable federal rate for the month of January 2012 depending on the number of years remaining to the participant’s retirement at age 65.

If a SRIP participant were to die while employed by the Company and before payment of his vested benefit begins, his beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments. At the end of fiscal 2012, Mr. Harm, aged 62, was the only named executive officer who had vested benefits under the SRIP. Mr. Harm was vested in 85% of his SRIP benefit at that date. If Mr. Harm had died on the last day of fiscal 2012, his beneficiary would have been entitled to receive 180 monthly payments in the amount of $7,373.

Performance Grants

The performance grants awarded in fiscal 2011 to certain named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change in control” and (a) the executive’s employment is involuntarily terminated other than for “cause” or (b) he terminates his employment for “good reason” before the earlier of the end of the performance period or the first anniversary of the change in control.

A change in control includes, subject to certain exceptions

▪	Acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s Common Stock; or

▪
A majority of the members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The performance grants define “cause” as:

▪
The willful and continued failure to perform substantially the executive’s duties (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or Chief Executive Officer; or

▪	The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

The performance grants define “good reason” as:

▪	A material diminution in base compensation;

▪	A material diminution in authority, duties or responsibilities;

▪
A material diminution in the authority duties or responsibilities of the executive’s supervisor, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

▪	A material diminution in the budget over which the executive retains authority;

▪	A material change in the executive’s work location; or

▪	Any other action or inaction that constitutes a material breach by the Company under the executive’s employment agreement, if any.

The following table provides the estimated payment each named executive officer would have received under his respective performance grants if a change in control had occurred and the executive’s employment was terminated by the Company without cause, or by the executive officer for good reason, on the last day of fiscal 2012.

Name	Payout under Performance Grants Upon Change in Control and Termination of Employment Without Cause or With Good Reason ($)(1)
Paul B. Toms, Jr.	$433,055
Alan D. Cole	331,790
Raymond T. Harm	222,780
Arthur G. Raymond, Jr.	250,000
(1)
This amount includes the amounts payable under the two-year and three-year performance grants awarded April 28, 2010, which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 23. The two-year performance grants awarded in April 2010 have expired and no amounts were paid under those grants. The amounts disclosed in this table with respect to the three-year performance grants for Messrs. Toms, Cole, Harm and Raymond are $216,528, $180,000, $111,390 and $125,000, respectively.

Delgatti Restricted Stock Units

Mr. Delgatti received 10,684 restricted stock units upon his promotion to President-Hooker upholstery, which vest if he remains continuously employed with the Company until the three-year anniversary of the grant (subject to limited exceptions). In addition, all of Mr. Delgatti’s restricted stock units will vest if he dies or ceases to be employed with the Company as a result of his disability before the vesting date.

The following table provides an estimate of the aggregate payment that Mr. Delgatti would have received under his restricted stock units upon his death or his termination of employment as a result of disability assuming, in each case, that the triggering event had occurred on the last day of fiscal 2012.

Name	Death or Termination Upon Disability(1)
Michael W. Delgatti, Jr.	$130,665
(1)Amount calculated based on the closing price of the Company’s common stock as of the last day of fiscal 2012.

Executive Life Insurance Program

Under the Company’s executive life insurance program, a death benefit of $4.5 million is payable to Mr. Toms’ designated beneficiary if he dies on or before his 60th birthday and $2.0 million if he dies after his 60th birthday but on or before his 65th birthday. Mr. Harm, who also participates in the life insurance program, will have a $1 million death benefit paid to his designated beneficiaries if he dies on or before his 65th birthday. Mr. Toms’ beneficiary would have received a lump sum payment of $4.5 million had Mr. Toms died on the last day of fiscal 2012.  Mr. Harm’s beneficiaries would have received a lump sum payment of $1 million if Mr. Harm had died on the last day of fiscal 2012. Messrs. Huckfeldt, Cole, Raymond and Delgatti do not participate in the executive life insurance program.

Raymond Employment Agreement

Mr. Raymond would receive payments under his employment agreement in connection with his death and upon termination of his employment by the Company without “cause” or by him for “good reason”; provided, that Mr. Raymond would be subject to a non-compete covenant for one year after a termination by the Company without cause or the balance of the three-year term of the employment agreement with respect to a termination by him for good reason. If Mr. Raymond were to die during the term of his agreement his estate would receive his salary and annual bonus, prorated through the date of his death. If Mr. Raymond’s employment is terminated by the Company without cause or by him for good reason, during the term of his agreement, he would receive, while living and after having signed a release of all claims and causes of action against the Company:

▪	his then current salary for a period equal to the lesser of (a) 12 months following such termination of employment or (b) the balance of the 3-year term of the agreement; and

▪	a prorated annual bonus for the performance year in which Mr. Raymond’s employment terminates, covering the portion of the final performance year for which he actually worked.

For purposes of Mr. Raymond’s agreement, “cause” means:

▪	fraud, dishonesty, theft, embezzlement or misconduct injurious to the Company or any of its affiliates;

▪	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude;

▪	competition with the Company or any of its affiliates;

▪	unauthorized use of any trade secrets of the Company or any of its affiliates or confidential information (as defined in the agreement);

▪	violation of any policy, code or standard of ethics generally applicable to the Company’s employees;

▪	a material breach of fiduciary duties owed to the Company;

▪	excessive and unexcused absenteeism unrelated to a disability; or

▪	after written notice and a reasonable opportunity to cure, gross neglect of assigned duties.

For purposes of Mr. Raymond’s agreement, “good reason” means, subject to certain notice obligations and cure periods, his voluntary termination of employment with the Company within 120 days following the initial existence of one or more of the following conditions, which arise without Mr. Raymond’s written consent:

▪	a material diminution of his base compensation after a change in control;

▪	a material diminution in his authority, duties or responsibilities after a change in control;

▪	a change of the location at which he must perform services for the Company to more than 50 miles from Martinsville, Virginia; or

▪	any other action or inaction that constitutes a material breach by the Company of the agreement after a change in control.

For purposes of Mr. Raymond’s employment agreement “change in control” includes, subject to certain exceptions:

▪	acquisition, other than from the Company, of 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock;

▪
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; and

▪	all or substantially all of the Company’s assets are sold to another entity that is not controlled by the Company’s shareholders.

If Mr. Raymond’s employment is terminated by the Company for cause, he will not receive any post-termination payments (including earned but unpaid annual bonus with respect to any performance year or portion thereof preceding the termination date), other than the salary he had earned through the date his employment terminated.

The following table provides estimates of the aggregate payments that Mr. Raymond would have received under his employment agreement upon his death or termination by the Company without cause or by him for good reason assuming, in each case, that the triggering event had occurred on the last day of fiscal 2012.

Name	Death	Termination Without Cause or for Good Reason
Arthur G. Raymond, Jr.	$0	$275,000
All amounts are calculated based on Mr. Raymond’s annual salary of $275,000 as of the last day of fiscal 2012.

Delgatti Employment Agreement

Mr. Delgatti would receive payments under his employment agreement in connection with his death and upon termination of his employment by the Company without cause. If Mr. Delgatti was to die during the term of his agreement, his estate would receive his salary and annual bonus, prorated through the date of his death. If Mr. Delgatti’s employment is terminated by the Company without cause during the term of his agreement, he would receive his annual bonus, prorated through the date of his termination~~.~~

For purposes of Mr. Delgatti’s agreement, “cause” has the same meaning as under Mr. Raymond’s employment agreement.

If Mr. Delgatti’s employment is terminated by the Company for cause, he will not receive any post-termination payments (including earned but unpaid annual bonus with respect to any performance year or portion thereof preceding the termination date), other than the salary he had earned through the date his employment terminated.

The following table provides estimates of the aggregate payments that Mr. Delgatti would have received under his employment agreement upon his death or termination by the Company without cause assuming, in each case, that the triggering event had occurred on the last day of fiscal 2012.

Name	Death	Termination Without Cause
Michael W. Delgatti, Jr.	$0	$0

Cole Employment Agreement

The term of Mr. Cole’s employment agreement ended in July 2010. However, under that agreement Mr. Cole is still entitled to receive severance payments if his employment is terminated by the Company without cause. If Mr. Cole is terminated without cause he would receive, while living, his then current salary for 12 months.

For purposes of Mr. Cole’s agreement, “cause” has the same meaning as under Mr. Raymond’s employment agreement.

If Mr. Cole’s employment is terminated for cause, he will not receive any post-termination payments, other than the salary he had earned through the date his employment terminated.

The following table provides an estimate of the aggregate payment that Mr. Cole would have received under his former employment agreement upon his termination by the Company without cause assuming that event had occurred on the last day of fiscal 2012.

Name	Termination Without Cause
Alan D. Cole	$325,000
All amounts are calculated based on Mr. Cole’s annual salary of $325,000 as of the last day of fiscal 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of January 29, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	0	N/A	694,244
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	694,244

(1)
Shares allocable to incentive awards granted under the Company’s Stock Incentive Plan that expire, are forfeited, lapse or are otherwise terminated or cancelled are added to the shares available for incentive awards under the plan.  Any shares covered by a stock appreciation right are counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised.  Any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares covered by an incentive award that is settled in cash are added to the shares available for incentive awards under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of Forms 3, 4 and 5 filed during or with respect to the fiscal year ended January 29, 2012, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 16, 2012 (unless noted otherwise below) by:

▪	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

▪	each director and director nominee;

▪	each named executive officer; and

▪	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Franklin Resources, Inc. (1)	1,415,440	(1)	13.1%
T. Rowe Price Associates, Inc. (2)	1,046,800	(2)	9.7
NWQ Investment Management Company, LLC (3)	863,194	(3)	8.0
Rutabaga Capital Management (4)	825,055	(4)	7.6
Dimensional Fund Advisors LP (5)	795,772	(5)	7.4
DePrince, Race & Zollo, Inc.(6)	571,784	(6)	5.3
Paul B. Toms, Jr.	135,464	(7)	1.3
E. Larry Ryder	36,710		*
W. Christopher Beeler, Jr.	24,437		*
Henry G. Williamson, Jr.	22,280	(8)	*
Raymond T. Harm	16,099		*
John L. Gregory, III	11,078		*
Michael W. Delgatti	10,684		*
Mark F. Schreiber	9,246		*
David G. Sweet	8,517	(9)	*
Arthur G. Raymond, Jr.	2,500		*
Paul A. Huckfeldt	2,413		*
Alan D. Cole	-		*
All directors and executive officers as a group (11 persons)	263,379		2.4

*      Less than one percent.
(1)
The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G/A filed with the SEC on February 8, 2012. Franklin Resources, Inc., its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources, Inc.), reported holdings of the Company’s Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reported that Franklin Advisory Services, LLC has sole voting power for 1,344,940 shares and sole disposition power for all 1,415,440 shares. The principal business address of Franklin Resources, Inc., Charles B. Rupert and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The principal business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(2)
The beneficial ownership information for T. Rowe Price Associates, Inc. is based upon a Schedule 13G/A filed with the SEC on February 9, 2012.  T. Rowe Price Associates, Inc., a registered investment adviser, reported that it has sole voting power for 81,800 shares and sole disposition power for all 1,046,800 shares, and that T. Rowe Price Small-Cap Value Fund, Inc., a registered investment company, has sole voting power for 965,000 of the shares. The principal business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G/A filed with the SEC on February 14, 2012. The Schedule 13G/A indicates that NWQ Investment Management Company, LLC, a registered investment adviser, has sole disposition power with respect to all 863,194 of such shares and sole voting power with respect to 623,407 of such shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(4)
The beneficial ownership information for Rutabaga Capital Management is based upon a Schedule 13G filed with the SEC on February 10, 2012. Rutabaga Capital Management, a registered investment adviser, reported that it has sole voting over 702,155 shares, shared voting power over 122, 900 and sole disposition power with respect to all 825,055 shares. The principal business address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(5)
The beneficial ownership information for Dimensional Fund Advisors LP is based upon a Schedule 13G/A filed with the SEC on February 14, 2012. The Schedule 13G/A indicates that Dimensional Fund Advisors LP, a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), reported holdings of the Company’s Common Stock beneficially owned by the Funds. Dimensional Fund Advisors LP reported that neither it nor its subsidiaries possessed voting and/or investment power over the Company’s Common Stock owned by the Funds, and disclaimed beneficial ownership of such Company Common Stock.  The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(6)
The beneficial ownership information for DePrince, Race & Zollo, Inc. is based upon a Schedule 13G and a Schedule 13G/A filed with the SEC on January 15, 2012. DePrince, Race & Zollo, Inc., a registered investment adviser, reported that it has sole voting and disposition power with respect to all 571,784 shares. The principal business address of DePrince, Race & Zollo, Inc. is 250 Park Avenue South, Suite 250, Winter Park, Florida 32789.

(7)	Mr. Toms has sole voting and disposition power with respect to 103,920 shares and shared voting and disposition power with respect to 31,544 shares.
(8)	Mr. Williamson has sole voting and disposition power with respect to 9,780 shares and shared voting and disposition power with respect to 12,500 shares.
(9)	Mr. Sweet has sole voting and disposition power with respect to 7,717 shares and shared voting and disposition power with respect to 800 shares.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2013, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of the Company’s independent registered public accounting firm, but the Company submits their selection in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as the Company’s independent registered public accounting firm for fiscal 2013. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

▪	fiscal year ended January 29, 2012, and

▪	fiscal year ended January 30, 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees	$458,000	$457,000
Audit-Related Fees	None	None
Tax Fees	42,000	36,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice.  For fiscal 2012, tax matters included consulting in connection with international tax planning and compliance. For fiscal 2011, tax matters included consulting in connection with international tax planning and compliance.

Audit Committee Pre-approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to pre-approve those services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any pre-approval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees for each fiscal year presented above was approved by the Committee pursuant to the de minimis waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2013.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. Consistent with a majority of the advisory votes cast at the 2011 Annual Meeting of Shareholders and the recommendation of the Company’s Board of Directors, the Company will hold a shareholder advisory vote to approve the compensation of its named executive officers annually until the next vote on the frequency of such advisory votes, which is expected to occur in 2017. The Company encourages shareholders to read the disclosures under Executive Compensation, beginning on page 10, which include the Compensation Discussion and Analysis, the compensation tables and the narratives that accompany those tables, for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2012 and the compensation awarded to the named executive officers.

As described under Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:

▪	attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders; and

▪	motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.

Our Board believes that our executive compensation program satisfies these objectives, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

Independent Compensation Committee.  Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee regularly meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant.

Compensation is tied to Performance.  Key elements of our compensation program are aligned with financial and operational objectives established in the Board-approved annual operating plan.  As a result, a meaningful portion of each executive’s total compensation is “at risk” and is earned only if a threshold level of targeted performance is achieved.  As explained in the Compensation Discussion and Analysis, no long-term performance incentives were granted to the executive officers in fiscal 2012, but in fiscal 2013 the Company made awards that link payment of long-term incentive compensation to the attainment of pre-established financial performance objectives.

Balanced Compensation Structure.  Total cash compensation is allocated between base salary and an annual incentive opportunity tied directly to objective and quantifiable measures of our business performance.  Long-term incentive awards are balanced between those that are earned only if specific performance measures are met and those that are earned if an executive remains in continuous employment for a sustained period.  Retirement and life insurance benefits are only provided if an executive remains employed to a specified age.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. To the extent there is any significant vote against named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2013 Annual Meeting

The Company plans to hold the 2013 Annual Meeting on June 4, 2013. The Company’s bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder of record, the shareholder must, in addition to other applicable requirements, give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2013 Annual Meeting, the notice must be received no later than January 4, 2013. The shareholder’s notice must include:

▪	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

▪	the number of shares of stock of the Company beneficially owned by the shareholder;

▪	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

▪	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

▪	any interest that the shareholder may have in such business.

The proxies for the 2013 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 20, 2013.

A proposal that any shareholder desires to have included in the proxy statement for the 2013 Annual Meeting of shareholders must be received by the Company no later than January 4, 2013 and must comply with the SEC rules regarding shareholder proposals.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

                                                                  By Order of the Board of Directors,
                                                                               Robert W. Sherwood
                                                                                        Secretary

May 4, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNITURE CORPORATION

June 5, 2012

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on June 5, 2012:
The Company’s Proxy Statement and Annual Report to shareholders are available at
http://tinyurl.com/hoftproxy2012 or http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25490

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
(1) Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES ○Paul B. Toms, Jr. ○W. Christopher Beeler, Jr. ○John L. Gregory, III ○E. Larry Ryder ○Mark F. Shreiber ○David G. Sweet ○Henry G. Williamson, Jr.
(2) Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2013.

(3) Advisor vote to approve named executive officer compensation.

(4) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

FOR AGAINST ABSTAIN ☐ ☐ ☐ FOR AGAINST ABSTAIN ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on June 5, 2012, receipt of which is hereby acknowledged.

To change your address on the account please check the box at right and indicate your new address in the address space above. Please note that the changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder_______________________________ Date: _______________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTE “FOR” THE 7 DIRECTOR NOMINEES LISTED IN ITEM (1), “FOR” ITEMS (2) AND (3), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

Signature of Shareholder __________________________________Date: __________________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual meeting of Shareholders called for June 5, 2012

The undersigned appoints Paul B. Toms, Jr. and Paul A. Huckfeldt, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Virginia Museum of Natural History, 21 Starling Avenue, Martinsville, Virginia, on June 5, 2012 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters on the reverse side:

(Continued and to be dated and signed on reverse side.)